Exhibit 10.16

CRONOS GROUP INC.
RESTRICTED SHARE UNIT AGREEMENT
This Restricted Share Unit Agreement (hereinafter referred to as the “Agreement”) is made and entered into this 5th day of September, 2019 (the “Grant Date”) by and between Cronos Group Inc. (hereinafter referred to as the “Company”) and Robert Rosenheck (hereinafter referred to as the “Participant”), pursuant to the Cronos Group Inc. Employment Inducement Award Plan #1 (hereinafter referred to as the “Plan”). All terms and provisions of the Plan are hereby incorporated into and shall govern the Agreement except where general provisions of the Plan are superseded by particular provisions of the Agreement. All capitalized terms used in the Agreement shall have the same meaning given the terms in the Plan.

1.	Grant of Restricted Share Units. The Company hereby grants the Participant 366,486 Restricted Share Units (hereinafter referred to as the “RSUs”), which are subject to restrictions set forth below.

2.
Vesting of Restricted Share Units. Subject to the terms and conditions of this Agreement and the Plan, the RSUs shall vest on the third (3rd) anniversary of the Grant Date (the “Vesting Date”), provided, that the Participant remains employed at the Company or an Affiliate through such date. Upon the Vesting Date, the RSUs shall promptly (but not later than thirty (30) calendar days thereafter) be paid out in Shares. Prior to the vesting, expiration, or other termination of these RSUs, the Participant shall have the right to receive dividend equivalent payments based on the regular cash dividends paid or distributed on the underlying Shares, which dividend equivalents shall be paid to the Participant in cash upon the date that regular cash dividends are paid to shareholders.

3.
Termination of Employment. In the event that prior to the Vesting Date, the Participant’s employment terminates because of death or Disability (as defined in the Participant’s Employment Agreement), by the Company or its Affiliate without Just Cause or by the Participant for Good Reason, the RSUs shall vest and promptly (but not later than thirty (30) calendar days thereafter) be paid out in Shares. Except as set forth in paragraph 4 below, in the event that a Participant’s employment with the Company is terminated for any reason other than death, Disability, without Just Cause or for Good Reason prior to the Vesting Date, then the RSUs shall be forfeited for no consideration.

4.	Change in Control. In the event of a Change in Control, the provisions set forth in Section 9 of the Plan will apply.

5.
Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment in accordance with the terms of the Participant’s applicable Employment Agreement nor confer upon any Participant any right to continue in the employ of the Company.

6.
Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from any payments due to the Participant any Federal, state, or local taxes required by law to be withheld with respect to the RSUs.

7.
Compliance with Securities Laws. The Participant acknowledges that the rights of the Participant to transfer Shares shall be subject to compliance with the requirement of federal and state securities laws, including, but not limited to, Rule 144 under the United States Securities Act of 1933, as amended.

8.
Governing Law. The Plan and this Agreement, and all matter which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement is executed by the Company and by Participant as of this 5th day of September, 2019.

Cronos Group Inc.

/s/ Xiuming Shum

By:	Authorized Signatory

PARTICIPANT

/s/ Robert Rosenheck
Robert Rosenheck

2